C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com

MICHAEL CASTAGNETTO APPOINTED NEW PRESIDENT OF NORTH AMERICAN SURFACE TRANSPORTATION AT C.H. ROBINSON
Predecessor Mac Pinkerton will help with the transition and depart the company Feb. 29
Eden Prairie, Minnesota – January 31, 2024 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW), a leading global provider of logistics solutions, services and technology, today announced that Michael Castagnetto has been promoted to President of North American Surface Transportation (“NAST”), effective immediately. Michael succeeds Mac Pinkerton, who is transitioning from his current role at C.H. Robinson.
“Michael is a strong and strategic leader, and we are confident he will ensure that NAST continues to deliver the great value we’re known for - to our customers and carriers, while helping deliver on our enterprise growth strategy through our people and for our shareholders,” said Dave Bozeman, President and Chief Executive Officer. “Michael has a proven track record of building strong relationships with our people and our customers, driving operational excellence and delivering exceptional results.”
Michael joined Robinson in 2005 and has held several leadership roles across C.H. Robinson, most recently serving as Vice President, Customer Success for NAST, and prior to that, as President of Robinson Fresh. As President of NAST, he rejoins the Senior Leadership Team, reporting to President and Chief Executive Officer Dave Bozeman.
"I am honored and excited to lead NAST and to work with our talented and dedicated team members who are committed to delivering the best solutions and service to our customers and carriers every day," said Michael Castagnetto, President of NAST. "I look forward to building on the strong foundation established and to driving profitable growth and innovation in our business."
Pinkerton, who joined the company in 1997 and since then has had various roles in NAST – starting as a transportation representative all the way to President, will depart Robinson at the end of February 2024.
“We thank Mac for his 27 years of dedicated service to C.H. Robinson, the impact and contributions he had on the company, and we wish him the best,” said Bozeman.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $22 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 90,000 customers and 450,000 contract carriers on our platform. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com. (Nasdaq: CHRW)

FOR INVESTOR INQUIRIES, CONTACT:	FOR MEDIA INQUIRIES, CONTACT:
Chuck Ives, Director of Investor Relations	Duncan Burns, Chief Communications Officer
Email: chuck.ives@chrobinson.com	Email: PublicRelations@chrobinson.com

Source: C.H. Robinson
CHRW-IR